Exhibit 21

SUBSIDIARIES OF SIGNATURE GROUP HOLDINGS, INC.

Name	Jurisdiction of Organization
As of December 31, 2009:
Fremont General Credit Corporation	California
Fremont Reorganizing Company (formerly, Fremont Investment & Loan)	California
Fremont Aviation Services Corporation	California
FGC Commercial Mortgage Finance	California
Fremont Premium Finance Corporation	California
Fremont Mortgage Securities Corporation	Delaware
Fremont Compensation Insurance Group, Inc.	Delaware

As of the date of filing:
Signature Credit Partners, Inc.	Nevada
Cosmed, Inc.	Nevada
Fremont Aviation Services Corporation	California
FGC Commercial Mortgage Finance	California
Fremont Premium Finance Corporation	California
Fremont Mortgage Securities Corporation	Delaware
Fremont Compensation Insurance Group, Inc.	Delaware